Exhibit 10(c)

POWER PURCHASE AGREEMENT dated as of January 1, 2004 By and Between NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP and TRACTEBEL ENERGY MARKETING, INC.

POWER PURCHASE AGREEMENT

THIS POWER PURCHASE AGREEMENT (the "Agreement") is entered into as of January 1, 2004, by and between North Jersey Energy Associates, A Limited Partnership, a New Jersey limited partnership ("NJEA"), and Tractebel Energy Marketing, Inc, a Delaware corporation ("TEMI"). NJEA and TEMI are individually referred to herein as a "Party" and are collectively referred to herein as the "Parties".

RECITALS
WHEREAS, NJEA owns a nominal 300 MW natural gas-fired electricity and steam generating plant located in the borough of Sayreville, New Jersey (the "Facility").

WHEREAS, Jersey Central Power & Light Company ("JCP&L") and NJEA are parties to a Power Purchase Agreement dated as of October 22, 1987, as amended to date (the "Existing PPA"), pursuant to which JCP&L purchases from NJEA contract capacity of not less than 250 MW and the associated electricity of the Facility.

WHEREAS, NJEA and JCP&L have entered into an Amended and Restated Power Purchase Agreement dated May 16, 2003, as amended to date (collectively, the "Amended PPA") that amends and restates the Existing PPA and provides NJEA with the option of supplying Contract Energy from sources other than the Facility.

WHEREAS, in connection with the effectiveness of the Amended PPA, NJEA and TEMI desire to enter into this Agreement in order to provide NJEA with the right to purchase from TEMI fifty percent (50%) of NJEA's remaining delivery obligations to JCP&L during Off-Peak Hours under the Amended PPA after accounting for Facility dispatch, up to the Maximum Nomination Quantity.

WHEREAS, in connection with the effectiveness of the Amended PPA and this Agreement, NJEA and FPL Energy Power Marketing, Inc. ("PMI") are entering into an agreement (the "PMI PPA") on substantially similar terms and conditions as this Agreement in order to provide NJEA with the right to purchase from PMI the other fifty percent (50%) of NJEA's remaining delivery obligations to JCP&L during Off-Peak Hours under the Amended PPA after accounting for Facility dispatch, up to the Maximum Nomination Quantity.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS
1.1 Defined Terms.

Capitalized terms used in this Agreement that are not defined herein shall have the respective meanings given in Amended PPA. In addition to terms defined elsewhere in this Agreement, the following terms are defined as follows:

"Alternate Delivery Point" means (i) any nodal point included within the JCP&L Zone, (ii) the JCP&L Zone or (iii) any other delivery point mutually agreed to by the Parties. In the event PJM or its successor no longer recognizes a nodal point that was part of the JCP&L Zone on the date of execution of this Agreement, such nodal point shall be an Alternate Delivery Point for purpose of this Agreement notwithstanding its subsequent exclusion from the nodal points included in the JCP&L Zone by PJM.

"Ancillary Termination Damages" shall mean penalties assessed by PJM against the terminating Party (and/or JCP&L, in the case of NJEA as the Terminating Party) and all reasonable fees and expenses incurred by the terminating Party in connection with the termination of this Agreement pursuant to Section 5.2 hereof.

"Contract Rate" means $28.00/MWh.
"Energy" means firm electricity having the characteristics described in Section 3.2 of the Amended PPA.

"Nomination Quantity" means the quantity of Energy specified in the Call Notice, which amount shall equal fifty percent (50%) of (i) the maximum amount of Energy (in MWs per hour expressed as a whole number) that NJEA is permitted to deliver to JCP&L under the Amended PPA during Off-Peak Hours occurring during such day less (ii) the amount of electricity (in MWs per hour expressed as a whole number) that the Facility is expected to generate for sale to JCP&L under the Amended PPA during Off-Peak Hours occurring during such day.

"Maximum Nomination Quantity" means (i) 125 MWs per Off-Peak Hour for the months of December through March and June through September and (ii) 100 MWs per Off-Peak Hour for the months of April, May, October and November.

"Replacement Period" shall mean the period beginning on the date this Agreement is terminated pursuant to Section 5.2 hereof and ending at 11:59 p.m. August 13, 2011.

"Replacement Power" means electricity purchased by NJEA as replacement for any Delivery Shortfall. Replacement Power shall not include Energy delivered to NJEA on behalf of TEMI pursuant to Section 3.1(a).

"Replacement Price" means the lesser of (A) the price at which NJEA (or any other Person acting on its behalf), acting in a commercially reasonable manner, purchases Replacement Power, plus (i) transaction and other administrative costs reasonably incurred by NJEA (or any other Person acting on its behalf) in purchasing such Replacement Power and (ii) additional transmission charges, if any, reasonably incurred by NJEA (or any other Person acting on its behalf) to transmit Replacement Power to the Delivery Point, or (B) the LMP at the Delivery Point for such Replacement Power; provided, however, that in no event shall such price include any penalties, ratcheted demand or similar charges, nor shall NJEA be required to utilize or change its utilization of its owned or controlled assets or market positions to minimize TEMI's liability.

"Resale Price" shall mean, without duplication, (i) the price at which TEMI, acting in a commercially reasonable manner, sells or is paid for Rejected Power, plus (ii) transaction and other administrative costs reasonably incurred by TEMI in re-selling such Rejected Power; provided, however, that in no event shall TEMI be required to utilize or change its utilization of its other assets or market positions in order to minimize NJEA's liability for Rejected Power.

1.2 Rules of Interpretation.
In this Agreement, unless a clear contrary intention appears:
(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes the other gender;
(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; and

(v) in connection with capitalized terms hereunder that are defined in the Amended PPA, where appropriate, references to JCP&L as the purchaser of Contract Energy under the Amended PPA shall mean NJEA as the purchaser of Energy under this Agreement and references to NJEA as the Seller of Contract Energy under the Amended PPA shall mean TEMI as the Seller of Energy under this Agreement.

2. TERM; TERMINATION
2.1 Term.

This Agreement shall become effective on the "Partial Termination Date" under the Partial Termination Agreement dated as of July 11, 2003, between NJEA and ProGas Limited (the "Effective Date") and shall continue in full force and effect until the date and time of the termination of the Amended PPA, unless this Agreement is terminated sooner pursuant to Section 2.2. The period during which this Agreement is in effect is herein referred to as the "Term".

2.2 Termination.

NJEA may terminate this Agreement without cause and for convenience upon five (5) Business Days' notice to TEMI, if NJEA determines (in its sole discretion) that it is in its own best interests to so terminate the Agreement. NJEA shall incur no additional liability to TEMI as a result of its termination of this Agreement pursuant to this Section 2.2; provided, however, that unless NJEA is exercising its termination right pursuant to this Section 2.2 as a result of performance deficiencies by TEMI, NJEA shall not exercise its termination right pursuant to this Section 2.2 unless it simultaneously exercises its right to terminate the PMI PPA pursuant to Section 2.2 of the PMI PPA.

2.3 Effect of Termination.

Upon the expiration of this Agreement in accordance with its terms, the Parties shall no longer be bound by the terms and provisions hereof, except (i) to the extent necessary to provide invoices and make payments with respect to deliveries and purchases hereunder prior to such termination or expiration, (ii) to the extent necessary to enforce the rights and the obligations of the Parties arising under this Agreement before such termination or expiration and (iii) the obligations of the Parties hereunder with respect to confidentiality and indemnification, which shall survive the expiration or termination of this Agreement and shall continue for a period of two (2) calendar years following such expiration or termination.

3. RIGHTS AND OBLIGATIONS OF PARTIES
3.1 Obligation to Purchase and Sell Energy.

(a) TEMI shall deliver and sell, and NJEA shall receive and purchase, the Nomination Quantity for such day specified in the Call Notice, as adjusted pursuant to Section 3.3(c), but in no event more than the Maximum Nomination Quantity, all in accordance with the terms of this Agreement. Notwithstanding the foregoing, TEMI shall deliver and sell and NJEA shall receive and purchase the Maximum Nomination Quantity on the Effective Date without delivery of a Call Notice to TEMI. Energy delivered to NJEA hereunder by TEMI or on behalf of TEMI by TEMI's suppliers, designees or any other Person (including, without limitation, PJM) shall be deemed delivered by TEMI hereunder and TEMI shall be solely responsible for any costs payable to its suppliers for such delivery.

(b) In order to satisfy NJEA's delivery obligations to JCP&L during Off-Peak Hours under the Amended PPA, NJEA shall first purchase NJEA's electricity requirements ratably from (i) TEMI pursuant to this Agreement and (ii) PMI pursuant to the PMI PPA. NJEA may also purchase electricity from third parties during Off-Peak Hours (1) to obtain Replacement Power, (2) to the extent that NJEA's requirements for electricity exceed the Maximum Nomination Quantity and (3) to the extent that TEMI or PMI, as applicable, is unable to increase its deliveries to NJEA in connection with an intra-day amendment delivered pursuant to Section 3.3(c) below or Section 3.3(c) of the PMI PPA, respectively.

(c) If deliveries of electricity from NJEA, or on behalf of NJEA under the Amended PPA, are curtailed for any reason, NJEA shall have the right to curtail deliveries of Energy hereunder, provided that deliveries of Energy hereunder and deliveries of "Energy" from PMI under the PMI PPA shall be curtailed ratably, and such curtailment (hereunder and under the PMI PPA) shall not occur until all other deliveries of electricity (except for deliveries from the Facility) to NJEA have been curtailed.

(d) NJEA will not treat TEMI less favorably hereunder than it does PMI under the PMI PPA. NJEA shall not deliver an intra-day amendment pursuant to Section 3.3(c) that (i) increases the Nomination Quantity provided in the Call Notice for such day unless it also delivers an intra-day amendment to PMI pursuant to Section 3.3(c) of the PMI PPA that increases the Nomination Quantity provided in the Call Notice to PMI for such day by an equal amount or (ii) decreases the Nomination Quantity provided in the Call Notice for such day unless it also delivers an intra-day amendment to PMI pursuant to Section 3.3(c) of the PMI PPA that decreases the Nomination Quantity provided in the Call Notice to PMI for such day by an equal amount. If PMI is unable to increase its deliveries of Energy by the amount requested in an intra-day amendment delivered pursuant to Section 3.3(c) of the PMI PPA despite its commercially reasonable efforts, then NJEA may increase its Nomination Quantity to TEMI for such day pursuant to Section 3.3(c) by an amount equal to the requested increase in the intra-day amendment provided to PMI that PMI is unable to deliver. Notwithstanding any provision contained herein to the contrary, in order to accommodate the need to express Energy amounts in whole numbers, the Nomination Quantity provided to TEMI hereunder for any day and the Nomination Quantity provided to PMI under the PMI PPA for such day may vary by 1 MW. To the extent any such variations occur, NJEA shall use good faith efforts to provide equal Nomination Quantities from each of TEMI and PMI for each month during the Term.

3.2 Delivery Parameters.
(a) Subject to Section 3.2(b), all Energy sold or delivered under this Agreement by TEMI to NJEA will be delivered to the Facility Bus.

(b) If TEMI is unable to deliver Energy to the Facility Bus in accordance with Section 3.2(a) due to the unavailability of transmission service or transmission service interruptions or due to an event of force majeure that prevents its supplier from delivering electricity to the Facility Bus, then NJEA shall use reasonable efforts to cause JCP&L to accept delivery of Energy at an Alternate Delivery Point provided that NJEA shall not be in default hereunder or incur any liability to TEMI if JCP&L does not accept or agree to the use of any proposed delivery location as an Alternate Delivery Point. Provided that JCP&L consent has been obtained pursuant to this Section 3.2(b), TEMI may deliver Energy to one or more Alternate Delivery Points for so long as one or more of the conditions described above in this Section 3.2(b) continues and for so long as JCP&L's consent to the use of the Alternate Delivery Point remains in effect; provided that TEMI shall reimburse NJEA all costs and expenses (including any costs and expenses owed by NJEA to JCP&L under the Amended PPA) arising in connection with the use of such Alternate Delivery Point. TEMI shall use commercially reasonable efforts to provide NJEA with reasonable prior and/or contemporaneous notice of the expected duration of the conditions described above.

(c) TEMI shall be responsible for all transmission charges, including, if any, applicable ancillary service charges, line losses, congestion charges and other PJM or applicable system costs or charges associated with transmission incurred, in each case, in connection with the delivery of Energy to the Facility Bus or to any Alternate Delivery Point.

(d) TEMI shall not be responsible for any transmission charges, ancillary services charges, line losses, congestion charges and other PJM or applicable system costs or charges associated with transmission, incurred, in each case, in connection with the transmission of Energy delivered under this Agreement by or on behalf of TEMI to JCP&L on behalf of NJEA from and after the delivery of such Energy to the Facility Bus or an Alternate Delivery Point (as the case may be) and the acceptance thereof by JCP&L, to any other location.

(e) Deliveries of Energy by TEMI hereunder on any delivery day shall be at a constant hourly rate during Off-Peak Hours occurring during such day.
3.3 Schedules; Bidding; Metering; Operations and Interconnection.

(a) (i) TEMI shall schedule and bid deliveries of Energy delivered hereunder with PJM in accordance with all PJM requirements applicable thereto. NJEA or its agent shall cooperate with TEMI in connection with any such scheduling and bidding and shall promptly provide telemetering data and other information reasonably requested by TEMI for the purpose of assisting TEMI with its scheduling and bidding obligations hereunder. In accordance with current PJM scheduling requirements, TEMI shall submit all final schedules for Energy via the PJM eSchedule system and NJEA or its agent shall confirm all such schedules, in each case, before the PJM deadline applicable thereto.

(ii) TEMI shall schedule Energy deliveries and designate the Facility Bus as the delivery point unless TEMI has requested an Alternate Delivery Point in accordance with Section 3.2(b).
(b) The Parties agree to use commercially reasonable efforts to comply with all applicable PJM Practices in connection with the scheduling and delivery of Energy hereunder.

(c) Except with respect to the delivery of the Maximum Nomination Quantity on the Effective Date in accordance with Section 3.1(a), NJEA shall provide TEMI with a written notice (the "Call Notice") of its intent to call upon and purchase Energy no later than 10 a.m. (Eastern Prevailing Time) on the Business Day before delivery (or such other time as mutually agreed upon by the Parties) and shall specify the Nomination Quantity (which amount shall not exceed the Maximum Nomination Quantity) therein. Each Call Notice may designate deliveries of Nomination Quantities for a period of up to seven (7) days. The Nomination Quantities contained in each Call Notice shall equal the Nomination Quantities contained in the Call Notice delivered to PMI for such period under the PMI PPA. NJEA may alter its Nomination Quantities up until 10 a.m. (Eastern Prevailing Time) on the day before such delivery (or such other time as mutually agreed upon by the Parties) provided that it makes the same alterations to its Nomination Quantities to PMI under the PMI PPA. Notwithstanding the delivery of a final Call Notice pursuant to the preceding sentence, if, on any day, NJEA is operating the Facility to generate more or less electricity than contemplated in the Call Notice, then, subject to Section 3.1(d), NJEA may make intra-day amendments to the Call Notice and (i) if such intra-day amendment decreases the Nomination Quantity provided in the Call Notice, then TEMI shall decrease its deliveries accordingly and NJEA shall not be obligated to purchase Energy in excess of the revised Nomination Quantity set forth in such intra-day amendment and (ii) if such intra-day amendment increases the Nomination Quantity provided in the Call Notice, then TEMI shall use commercially reasonable efforts to increase its deliveries hereunder accordingly.

3.4 Title to Energy; Sales for Resale

(a) All Energy delivered hereunder by TEMI or on behalf of TEMI by TEMI's suppliers, designees or any other Person (including, without limitation, PJM) shall be deliveries to NJEA for immediate redelivery to JCP&L, which redelivery may be made by NJEA at any Delivery Point or Alternate Delivery Point under the Amended PPA.

(b) All Energy delivered hereunder by TEMI or by any other Person on its behalf shall be sales for resale, with NJEA immediately reselling such Energy. NJEA shall provide TEMI with any certificates reasonably requested by TEMI to evidence that the deliveries of Energy hereunder are sales for resale, including without limitation evidence that NJEA or its agent is authorized by FERC to engage in wholesale power sales.

3.5 Failure of TEMI to Deliver Scheduled Energy; Cover Damages.

(a) In the event TEMI fails to deliver Energy it is obligated to deliver hereunder and such failure is not excused under the terms of this Agreement (such undelivered Energy to be referred to herein as the "Delivery Shortfall"), then TEMI shall pay NJEA, on the date payment would otherwise be due in respect of the month in which the failure occurred, an amount for such deficiency equal to the Cover Damages. "Cover Damages" means an amount equal to (A) the positive difference, if any, between (i) the Replacement Price ($/MWh) multiplied by the quantity (in MWh) of the Delivery Shortfall, minus (ii) the Contract Rate ($/MWh) multiplied by the quantity (in MWh) of the Delivery Shortfall, plus (B) any applicable penalties assessed by PJM against NJEA and/or JCP&L as a direct result of TEMI's failure to deliver such Energy. Except as otherwise provided in Section 5.2, the damages provided in this Section 3.5 shall be the sole and exclusive remedy of NJEA for any failure of TEMI to deliver Energy that it is obligated to deliver hereunder.

(b) All Cover Damages payable by TEMI pursuant to this Section 3.5 shall be paid by netting such amounts against amounts otherwise payable by NJEA to TEMI hereunder. Each Party reserves to itself all rights, counterclaims and, except as provided in Sections 3.5(a) and 3.6(a), other remedies and defenses consistent with this Agreement which such Party has or may be entitled to arising from or out of this Agreement.

3.6 Failure to Accept Delivery of Schedule Energy; Resale Damages

If NJEA fails to accept all or part of the Energy delivered to it by TEMI pursuant to and in accordance with this Agreement, and such failure to accept is not excused under the terms of this Agreement (such Energy is referred to herein as "Rejected Power"), then NJEA shall pay TEMI, on the date payment would otherwise be due in respect of the month in which the failure occurred, an amount for such deficiency equal to the Resale Damages. "Resale Damages" means an amount equal to (i) the positive difference, if any, between (x) the Contract Rate ($/MWh) multiplied by the quantity (in MWh) of Rejected Power, minus (y) the Resale Price ($/MWh) multiplied by the quantity (in MWh) of Rejected Power resold by TEMI, plus (ii) any applicable penalties assessed by PJM against TEMI as a direct result of NJEA failure to accept such Energy. Except as otherwise provided in Section 5.2, the damages provided in this Section 3.6 shall be the sole and exclusive remedy of TEMI for any failure of NJEA to accept delivery of Energy tendered to it by TEMI pursuant to and in accordance with this Agreement.

3.7 Payment for Energy.

(a) All Energy delivered by TEMI pursuant to and in accordance with this Agreement shall be purchased by NJEA at the Contract Rate. Beginning on the Effective Date and continuing for the Term, NJEA shall pay TEMI a monthly payment for Energy delivered during such month in an amount equal to (1) the product of the total Energy (in MWh) delivered by TEMI pursuant to and in accordance with this Agreement during such month multiplied by the per-MWh Contract Rate for each MWh of such delivered Energy, plus (2) any applicable Resale Damages for such month, less (3) any applicable Cover Damages for such month, plus or minus (4) any applicable costs and expenses for deliveries to an Alternate Delivery Point during such month pursuant to Section 3.2(b), plus or minus (5) any PJM Reconciliation Amount for such month.

(b) For each month during the Term, NJEA shall prepare and present to TEMI, on or before the twenty fifth (25th) day of the subsequent month, a statement (in $/kWh) for Energy delivered to NJEA during such month in accordance with Section 3. Such statement shall indicate (1) the total MWhs of Energy delivered or supplied by TEMI pursuant to and in accordance with this Agreement during the month and the calculation of the payment due pursuant to Section 3.7(a), (2) any costs and expenses in connection with deliveries to an Alternate Delivery Point during the month pursuant to Section 3.2(b) and (3) the PJM Reconciliation Amount.

3.8 Payment and Disputes; Reconciliation with PJM.

(a) Unless otherwise agreed by the Parties, payment of amounts reflected in a statement rendered pursuant to Section 3.7(b) hereof shall be due and payable on or before the second Business Day after the last Business Day of the month in which the statement is delivered to TEMI. Payments shall be made by wire transfer to an account designated by TEMI in a notice delivered to NJEA, or in the case of a payment due to NJEA, to an account designated by NJEA in the statement or in a written notice delivered to TEMI.

(b) In the event TEMI disputes all or any part of a statement delivered to it pursuant to Section 3.7(b), TEMI shall notify NJEA of the basis for the dispute in writing, accompanied by supporting documentation, within a twenty (20) day period from receipt of such statement. Upon receipt of notice of the dispute and supporting documentation, NJEA shall have thirty (30) days from receipt of such notice to resolve any dispute with TEMI. In the event the dispute is not resolved within the thirty (30) day period, either Party may submit the matter to arbitration for resolution in accordance with this Agreement; provided, however, that TEMI agrees that at the request of NJEA, TEMI shall participate with or reasonably assist NJEA in the conduct of dispute resolution proceedings against JCP&L under the Amended PPA as and to the extent the same facts or occurrences are the basis of the disputes under both this Agreement and the Amended PPA. In the event of any dispute regarding a statement, the undisputed portion thereof shall be paid when due as if there were no dispute, and the disputed portion shall not be due until the dispute is resolved in favor of the Party claiming entitlement to payment. The disputed amount of any statement shall accrue interest at the Late Payment Rate from the date payment of such amount would have been due absent the dispute with respect to such amount until the date payment is made.

(c) In the event that PJM billing and reconciliation statements issued pursuant to the PJM Agreement contain information relating to deliveries of Energy hereunder that differ from the information for the same period contained in statements generated by NJEA pursuant to Section 3.7(b), then the dollar amount of such difference (the "PJM Reconciliation Amount") shall be added to or subtracted from (as appropriate) the payment calculated pursuant to Section 3.7(a) for the next billing month. Upon request by TEMI, NJEA shall promptly provide to TEMI any PJM reconciliation statements, notices, invoices, and other records as are reasonably necessary to provide written substantiation of the quantities, prices, calculations and other pertinent data used by NJEA in rendering the monthly statements pursuant to Section 3.7(b) hereof.

3.9 Interest on Late Payment.

If a payment is not received when due under this Agreement, the delinquent Party shall pay to the other Party interest on such unpaid amount which shall accrue from the due date until the date upon which payment in full is made at the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates" on such day (or if not published on such day on the most recent preceding day on which published), plus two percent (2%) (the "Late Payment Rate").

4 REPRESENTATIONS AND WARRANTIES
4.1 Representations and Warranties of TEMI.
TEMI hereby represents and warrants to NJEA as of the Effective Date as follows:

(a) Organization and Good Standing; Power and Authority. TEMI is a corporation, validly existing and in good standing under the laws of the State of Delaware and is duly authorized to transact business as a foreign corporation and is in good standing in each jurisdiction required in order to perform its obligations under this Agreement. TEMI has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement.

(b) Due Authorization; No Conflicts. The execution and delivery by TEMI of this Agreement, and the performance by TEMI of its obligations hereunder, have been duly authorized by all necessary actions on the part of TEMI and do not and, under existing facts and law, will not: (i) contravene its articles of incorporation or any other governing documents; (ii) conflict with, result in a breach of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, contract or other agreement to which it is a party or by which any of its properties may be bound or affected; (iii) violate any order, writ, injunction, decree, judgment, award, statute, law, rule, regulation or ordinance of any governmental authority or agency applicable to it or any of its properties; or (iv) result in the creation of any lien, charge or encumbrance upon any of its properties pursuant to any of the foregoing.

(c) Binding Agreement. This Agreement has been duly executed and delivered on behalf of TEMI and, assuming the due execution hereof and performance hereunder by NJEA, constitutes a legal, valid and binding obligation of TEMI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by the application of principles of equity.

(d) No Proceedings. There are no actions, suits or other proceedings, at law or in equity, by or before any governmental authority or agency or any other body pending or, to the best of its knowledge, threatened against or affecting TEMI or any of its properties (including, without limitation, this Agreement) which relate in any manner to this Agreement or any transaction contemplated hereby, or which TEMI reasonably expects to lead to a material adverse effect on (i) the validity or enforceability of this Agreement or (ii) TEMI 's ability to perform its obligations under this Agreement.

(e) Consents and Approvals. The execution, delivery and performance by TEMI of its obligations under this Agreement does not and, under existing facts and law, will not, require any approval, consent, permit, license or other authorization of, or filing or registration with, or any other action by, any Person which has not been duly obtained, made or taken, and all such approvals, consents, permits, licenses, authorizations, filings (except for informational filings with FERC), registrations and actions are in full force and effect, final and non-appealable.

(f) Negotiations. The terms and provisions of this Agreement are the result of arm's length and good faith negotiations on the part of TEMI.
4.2 Representations and Warranties of NJEA.
NJEA hereby represents and warrants to TEMI as of the Effective Date as follows:

(a) Organization and Good Standing; Power and Authority. NJEA is a limited partnership validly existing and in good standing under the laws of the State of New Jersey and is duly authorized to transact business as a foreign limited partnership in each jurisdiction required in order to perform its obligations under this Agreement. NJEA has all requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement.

(b) Due Authorization; No Conflicts. The execution and delivery by NJEA of this Agreement and the performance by NJEA of its obligations hereunder have been duly authorized by all necessary actions on the part of NJEA and its partners and do not and, under existing facts and law, will not: (i) contravene its partnership agreement or any other governing documents; (ii) conflict with, result in a breach of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, contract or other agreement to which it is a party or by which any of its properties may be bound or affected; (iii) violate any order, writ, injunction, decree, judgment, award, statute, law, rule, regulation or ordinance of any governmental authority or agency applicable to it or any of its properties; or (iv) result in the creation of any lien, charge or encumbrance upon any of its properties pursuant to any of the foregoing.

(c) Binding Agreement. This Agreement has been duly executed and delivered on behalf of NJEA and assuming the due execution hereof and performance hereunder by TEMI, constitutes a legal, valid and binding obligation of NJEA, enforceable against it in accordance with its terms, except as such enforceability may be limited by law or principles of equity.

(d) No Proceedings. Other than the BPU proceedings in connection with the Final Decision, there are no actions, suits or other proceedings, at law or in equity, by or before any governmental authority or agency or any other body pending or, to the best of its knowledge, threatened against or affecting NJEA or this Agreement.

(e) Consents and Approvals. The execution, delivery and performance by NJEA of its obligations under this Agreement do not and, under existing facts and law, will not, require any approval, consent, permit, license or other authorization of, or filing (except for informational filings with the Federal Energy Regulatory Commission) or registration with, or any other action by, any Person which has not been duly obtained, made or taken, and all such approvals, consents, permits, licenses, authorizations, filings, registrations and actions are in full force and effect, final and non-appealable. NJEA is authorized by FERC to engage in wholesale power sales, including the purchase and sale of all Energy contemplated under this Agreement.

(f) Negotiations. The terms and provisions of this Agreement are the result of arm's length and good faith negotiations on the part of NJEA.
5. BREACHES; REMEDIES
5.1 Events of Default; Cure Rights.
It shall constitute an event of default ("Event of Default") hereunder if:

(a) Representation or Warranty. Any representation or warranty set forth herein is not accurate and complete in all material respects as of the date made, unless such inaccuracy or incompleteness is capable of cure by the payment of money and is cured within thirty (30) days after written notice thereof is given by the non-defaulting Party to the breaching party, or unless such inaccuracy or incompleteness is not capable of cure by the payment of money, but is otherwise capable of cure, and the Party in default promptly begins and diligently and continuously pursues such cure activity.

(b) Payment Obligations. Any payment due and payable by either Party to the other Party hereunder is not made on the date due, and such failure continues for more than five (5) Business Days after notice thereof is given to the defaulting Party by the non-defaulting Party.

(c) Bankruptcy. Either party either (a) is adjudged bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against such Party under any such law, or (without limiting the generality of the foregoing) files a petition to reorganize such Party pursuant to 11 U.S.C. Subsection 101 or any similar statute applicable to such Party, as now or hereinafter in effect, or (b) makes an assignment for the benefit of creditors, or admits in writing an inability to pay its debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of such Party, or (c) is subject to an order of a court of competent jurisdiction appointing a receiver or liquidator or custodian or trustee of such Party or of a major part of its property.

(d) Other Covenants. Subject to Section 3.6, a Party fails to perform, observe or otherwise to comply with any obligation hereunder (other than as described in Section 5.1(b),) and such failure continues for more than thirty (30) days after notice thereof is given by the non-defaulting Party to the defaulting Party, or if such default is not capable of cure within thirty (30) days, the Party in default promptly begins such cure activity within such thirty (30) day period and diligently and continuously pursues the cure activity such that the failure is cured within ninety (90) days after notice thereof is given by the non-defaulting Party to the defaulting Party.

5.2 Termination; Termination Payment.

(a) If an Event of Default as described in Section 5.1(b) hereof (payment default) pursuant to which the payment default exceeds $100,000.00 unless disputed in good faith and in accordance with Section 7, is continuing on the sixtieth (60th) day following the receipt by the defaulting Party of written notice provided by the non-defaulting Party to the defaulting Party of such Event of Default, then the non-defaulting Party may at any time after the expiration of the sixty (60) day cure period described above during which such Event of Default remains uncured terminate this Agreement by giving written notice thereof to the defaulting Party; provided, however, that any such termination by the non-defaulting Party shall not diminish nor discharge the payment obligation of the defaulting Party which gives rise to such termination. Upon any such termination of this Agreement, TEMI shall have the right to sell or otherwise dispose of the Energy that was otherwise to be delivered under this Agreement to by or on behalf of TEMI to JCP&L on behalf of NJEA in any manner it sees fit, free of any NJEA interest therein. Except as provided in this Section 5.2(a), neither Party shall be entitled to terminate this Agreement due to an Event of Default by the other Party.

(b) If NJEA terminates this Agreement pursuant to Section 5.2(a) due to an Event of Default by TEMI, then TEMI shall pay liquidated damages to NJEA (the "TEMI Termination Payment"), which shall consist of (A) the mark-to-market value, if any, of the terminated Energy payment obligation, as determined in a commercially reasonable manner, with the reference contract price being the Contract Rate hereunder, reasonably adjusted to reflect changes in the expected Facility dispatch factor caused by changes in projected market prices and the market consisting of a reasonable estimation of the sum of the amounts that would be payable by NJEA for electricity during the Replacement Period from a replacement supplier in the amounts that would have been required to be delivered to JCP&L on behalf of NJEA hereunder absent termination of this Agreement; plus (B) the total amount of Ancillary Termination Damages payable to NJEA due to the termination. NJEA shall provide TEMI with an invoice for the damages calculated in accordance with this Section 5.2(b) plus any additional amount owed to NJEA in connection with such termination as described in Section 5.2(d) hereof which invoice shall set forth the calculation and substantiation for such amounts. TEMI shall pay the undisputed amount set forth in such invoice within thirty (30) days by wire transfer to an account designated by NJEA in the invoice or in a written notice delivered to TEMI and, with respect to any disputed amount of such invoice, pursue dispute resolution proceedings as described in Section 3.8(b) and Section 7 hereof. Such liquidated damages, which the Parties agree are reasonable, shall be payable on account of the substantial consideration received by TEMI as a result of this Agreement. The Parties agree, and shall take all necessary action to establish before any court or arbitral tribunal, that damages suffered by NJEA as a result of an Event of Default on the part of TEMI hereunder and termination of this Agreement are reasonable and necessary to justly compensate NJEA for its damages resulting from such Events of Default and termination of this Agreement.

(c) If TEMI terminates this Agreement pursuant to Section 5.2(a) hereof due to an Event of Default by NJEA, then NJEA shall pay liquidated damages to TEMI (the "NJEA Termination Payment"), which shall consist of (A) the mark-to-market value, if any, of the terminated Energy payment obligation, as determined in a commercially reasonable manner, with the reference contract price being the Contract Rate hereunder, reasonably adjusted to reflect changes in the expected Facility dispatch factor caused by changes in projected market prices and the market consisting of a reasonable estimation of the sum of the amounts that would be payable to TEMI for the sale of electricity during the Replacement Period to a replacement purchaser in the amounts that would have been required to be accepted by JCP&L as deliveries on behalf of NJEA tendered to it by TEMI pursuant to and in accordance with this Agreement absent termination of this Agreement; plus (B) the total amount of Ancillary Termination Damages payable to TEMI due to the termination. TEMI shall provide NJEA with an invoice for the damages calculated in accordance with this Section 5.2(c) plus any additional amount owed to TEMI in connection with such termination as described in Section 5.2(d) hereof which invoice shall set forth the calculation and substantiation for such amounts. NJEA shall pay the undisputed amount set forth in such invoice within thirty (30) days by wire transfer to an account designated by TEMI in the invoice or in a written notice delivered to NJEA and, with respect to any disputed amount of such invoice, pursue dispute resolution proceedings as described in Section 3.8(b) and Section 7 hereof. Such liquidated damages, which the Parties agree are reasonable, shall be payable on account of the substantial consideration received by NJEA as a result of this Agreement. The Parties agree, and shall take all necessary action to establish before any court or arbitral tribunal, that damages suffered by TEMI as a result of an Event of Default on the part of NJEA hereunder and termination of this Agreement are reasonable and necessary to justly compensate TEMI for its damages resulting from such Event of Default and termination of this Agreement.

(d) In connection with the termination of this Agreement pursuant to Section 5.2(a) hereof each Party shall pay any amounts owed to the other Party under this Agreement as of the date of such termination (without duplication of the amounts set forth in the preceding paragraphs of this Section 5.2) on or before the date required for payment of the amounts described in Sections 5.2(b) or (c) above.

5.3 Remedies.

(a) Damages. Subject to Section 5.3(c) and to the extent not covered by Section 3.5, Section 3.6 or Section 5.2 hereof each defaulting Party shall be liable to the non-defaulting Party for any and all costs, expenses, damages and losses suffered or incurred by such non-defaulting Party in connection with an Event of Default on the part of the breaching Party.

(b) Other Remedies. In addition to the rights and remedies following an Event of Default as set forth herein, each of the Parties shall also have available to it all of the rights, powers and remedies available to it at law or in equity.

(c) Consequential Damages. Notwithstanding anything otherwise contained in this Agreement to the contrary, neither NJEA nor TEMI shall be liable to the other for any indirect, consequential, incidental, punitive or exemplary damages. The provisions of this Section 5.3(c) shall not affect or diminish the damage amounts payable pursuant to Sections 3.5 and 3.6.

(d) Suspension of Deliveries. In the event of any payment default by NJEA pursuant to Section 5.1(b) hereof (which by its terms includes a five (5) Business Day cure period), then upon at least five (5) days' prior written notice (which notice may not be delivered prior to the expiration of the five (5) Business Day cure period described in Section 5.1(b) hereof), TEMI may, but shall not be obligated to, suspend deliveries of Energy under this Agreement until such payment default has been cured. In the event of such suspension of deliveries to NJEA pursuant to this Section 5.3(d), TEMI shall be relieved of all of its delivery obligations hereunder for the duration of such suspension.

6. FORCE MAJEURE
6.1 Force Majeure.

The term "Force Majeure" means an event or circumstance which prevents a Party from performing its obligations hereunder (other than the obligation to make payments then due or becoming due with respect to performance prior to the Force Majeure), which event or circumstance was not anticipated and which is not within the reasonable control of, or the result of the fault or negligence of, the claiming Party, and which, by the exercise of due diligence (which may include obtaining replacement power, to the extent obtainable on commercially reasonable terms), the claiming Party is unable to overcome or avoid or cause to be avoided on commercially reasonable terms and conditions. Notwithstanding the foregoing, Force Majeure shall not be based on (i) the loss of NJEA's markets; (ii) NJEA's inability economically to use or resell the Energy purchased hereunder; (iii) the loss or failure of TEMI's supply of electric energy unless due to a failure of the transmission or distribution system which adversely affects all or substantially all of the suppliers delivering or transmitting Energy across such system or (iv) TEMI's ability to sell Energy at a price greater than the Contract Rate.

Subject to the satisfaction of the criteria set forth in the preceding paragraph, Force Majeure events shall include, without limitation, action of a court or regulatory authority, a Change in Law, catastrophic physical failures or disruptions of the PJM transmission system; provided, however, that for purposes of this Agreement, Force Majeure shall not include (i) any event that results solely in an increase in TEMI's or its suppliers' costs to perform obligations to deliver Energy to TEMI or on behalf of TEMI hereunder or (ii) any increase in the cost of electricity supplies or transmission or (iii) any congestion costs.

6.2 Notice and Excuse of Performance.

(a) Following a Force Majeure event, if either Party believes that such event will, or is reasonably likely to, adversely affect the performance of its obligations under this Agreement, then as early as commercially practicable but in no event later than two (2) Business Days after the initial occurrence of such event and for contingency planning purposes, such Party shall provide preliminary telephonic notice of the occurrence of a Force Majeure to the other Party promptly followed by written notice on or before the tenth (10th) Business Day after the initial occurrence of such event. Such written notice shall specify the nature and, if known, cause of the Force Majeure, its anticipated effect on the ability of such Party to perform obligations under this Agreement and the estimated duration of any interruption in service or other adverse effects resulting from such Force Majeure and shall be updated or supplemented as necessary to keep the other Party advised of the effect and remedial measures being undertaken to overcome the Force Majeure.

For the purposes of this Section 6.2, notification given to the schedulers for the Parties and JCP&L shall be sufficient delivery of notice.

(b) Effect of Force Majeure on Performance of Obligations. To the extent either Party is prevented by Force Majeure from carrying out, in whole or part, its obligations under this Agreement and such Party (the "Claiming Party") gives notice and details of the Force Majeure to the other Party as soon as practicable, then the Claiming Party shall be excused from the performance of its obligations with respect to such obligations (other than the obligation to make payments then due or becoming due with respect to performance prior to the Force Majeure). The Claiming Party shall remedy the Force Majeure with all reasonable dispatch. The non-Claiming Party shall not be required to perform its obligations to the Claiming Party corresponding to the obligations of the Claiming Party excused by Force Majeure.

7. DISPUTE RESOLUTION

(a) Any controversy, dispute or claim between the Parties to this Agreement which is based upon acts or occurrence that also give rise to a controversy, dispute or claim by either NJEA or JCP&L under the Amended PPA shall be resolved pursuant to the dispute resolution proceedings set forth in the Amended PPA; provided, that if TEMI will bear the economic consequences of any such decision or dispute resolution under the Amended PPA then to the fullest extent possible, NJEA shall allow TEMI to participate in and/or control NJEA's conduct in such negotiations or proceedings.

(b) Any controversy, dispute or claim between the Parties that is not described in Section 7(a) above and which the Parties are unable to resolve by negotiation shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA, then in effect, and the provisions of this Section 7. No suit at law that seeks to resolve any controversy, dispute or claim between the Parties shall be instituted by either Party hereto, except where such suit is instituted to confirm an arbitration award received pursuant to this Section 7. However, nothing contained herein shall deprive either Party of any right to: (i) obtain injunctive or other equitable relief in any court in the State of New Jersey, on an interim basis pending disposition of the arbitration of any controversy, dispute or claim if such relief is available under applicable principles of law and equity (provided, however, that the arbitrators selected pursuant to Section 7(e) hereof shall not regard as dispositive any such award of injunctive or equitable relief when considering a dispute); and/or (ii) assert any cross-claim, or third-party claim in any suit at law instituted by a third party; and/or (iii) file and prosecute any complaint at and with the regulatory agency having jurisdiction or make and prosecute any claim or position in any filing made with such regulatory agency by either Party or some third party.

(c) Any controversy, dispute or claim submitted to arbitration pursuant to Section 7(b) shall be settled by arbitration to be conducted in New York, New York. Any award entered pursuant to such arbitration shall be binding on both Parties and judgment upon the award rendered or received may be entered in the Superior Court of the State of New Jersey pursuant to N.J.S.A. 2A:24-1 et seq.

(d) Exclusive jurisdiction relative to the entry of judgment on any arbitration award relative to any controversy or claim between the Parties resolved pursuant to Section 7(b) shall be in any court of appropriate subject matter jurisdiction located in New Jersey, and the Parties to this Agreement expressly subject themselves hereby to the personal jurisdiction of said court for entry of any such judgment and for the resolution of any dispute, action, or suit arising in connection with the entry of such judgment.

(e) The controversy or claim to be arbitrated pursuant to Section 7(b) shall be referred to three (3) arbitrators, one to be selected by each Party and the third to be selected by the AAA. The selections to be made by the Parties shall be made from the list of the National Panel of Arbitrators maintained by the AAA. The arbitrator to be selected by the AAA shall be qualified to pass on any technical or engineering matters and shall be independent of both TEMI and NJEA. All decisions and awards shall be made by a majority of the arbitrators, except for decisions relating to discovery as set forth herein.

(f) In the event any arbitrator dies, or refuses to act, or becomes incapable, incompetent or unfit to act before hearings have been completed and/or before an award has been rendered, a successor arbitrator may be selected by the Party who originally made the selection. The selection of the successor arbitrator shall be made consistent with the selection procedure set forth in the preceding paragraph.

(g) The arbitrators selected pursuant to this Agreement shall be governed by and apply the laws of the State of New Jersey and federal law, as applicable, in conducting any arbitration proceeding and/or in making any award.

(h) Notice of a demand for arbitration of any controversy or dispute between the Parties shall be filed in writing with the AAA by the Party seeking arbitration and a copy of same shall be served contemporaneously with such filing on the other Party. The notice shall state, with specificity, the nature of the dispute and the remedy sought. After such notice has been filed, the Parties may make discovery of any matter relevant to such dispute before the hearing, to the extent and in the manner provided by the Rules Governing Civil Practice in the Superior Court contained in the Rules Governing the Courts of the State of New Jersey. Any question that may arise with respect to the obligations of the Parties relative to discovery and/or relative to the protection of the discovery materials shall be referred solely to the arbitrator selected by the AAA. His determination shall be final and conclusive. Discovery shall be completed not later than ninety (90) days after filing of the notice of arbitration unless such period for discovery is extended by the arbitrator selected by the AAA, upon a showing of good cause by the Party requesting the extension.

(i) The arbitrators may consider any material that is relevant to the subject matter of any such controversy even if such material might also be relevant to an issue or issues not subject to arbitration hereunder. A stenographic record shall be made of any arbitration hearing.

(j) Any costs associated with any arbitration under this Section 7, including but not limited to attorney fees and witness expenses, shall be paid by the Party against whom an award is entered unless the arbitrators by their award otherwise provide.

(k) Arbitration may not be utilized and the arbitrators selected in accordance with Section 7(b) through (k) shall not possess the authority or power to alter, amend or modify any of the terms or conditions or charges set forth in this Agreement, and further, the arbitrators may not enter any award which alters, amends or modifies such terms, conditions or charges in any form or manner.

8. CONFIDENTIALITY

(a) TEMI and NJEA each agree not to disclose to any Person and to keep confidential, and to cause and instruct its Affiliates, officers, directors, employees, partners and representatives not to disclose to any Person and to keep confidential, any and all of the following information: (i) the terms and provisions of this Agreement, (ii) any financial, pricing or supply quantity information relating to the Energy to be supplied by TEMI hereunder, the Facility or NJEA and (iii) any information that is clearly marked or identified as "Confidential". Notwithstanding the foregoing, any such information may be disclosed: (A) to the extent required by applicable laws and regulations or by any subpoena or similar legal process of any court or agency of federal, state or local government so long as the receiving Party gives the non-disclosing Party written notice at least three (3) Business Days prior to such disclosure, if practicable, (B) to lenders and potential lenders to TEMI or to lenders to NJEA or other Person(s) in connection with the implementation of the Restructuring and to financial advisors, rating agencies, and any other Persons involved in the acquisition, marketing or sale or placement of such debt, (C) to agents, trustees, advisors and accountants of the Parties or their Affiliates involved in the financings described in clause (B) above, (D) to potential assignees of TEMI or NJEA or other Persons in connection with such proposed assignment and to financial advisors, rating agencies, and any other Persons involved in the marketing, placement or rating of such assignment, (E) to agents, trustees, advisors and accountants of the Parties or their Affiliates or agents, trustees, advisors and accountants of Persons involved in the potential assignment described in clause (D) above or (F) to the extent the non-disclosing Party shall have consented in writing prior to any such disclosure. With respect to the Restructuring, this Section 8 shall supersede any prior confidentiality agreement between NJEA and TEMI or its Affiliates. Information (1) of a confidential nature which has become public other than as a result of a breach of this Section 8, (2) which was known to the disclosing Party prior to the execution of this Agreement, or (3) which was received by the disclosing Party from another source who in turn disclosed the information without violating legal restrictions, will not be subject to the confidentiality obligations set forth herein with respect to such information. Nothing in this Section 8(a) shall limit or otherwise restrict the disclosure of information regarding the Restructuring to the BPU or other governmental or regulatory entity or other party thereto in connection with the satisfaction of requirements for regulatory approvals required in connection with the transactions contemplated hereby or in connection with any other NJEA proceeding before the BPU; provided, however, that the Parties shall use their best efforts to cause all such submitted information to be treated on a confidential basis by such government or regulatory entities or other party and to prohibit, to the extent possible, the public distribution of such information.

(b) No public statement, press release or other voluntary publication regarding this Agreement or the Restructuring or any of the transactions contemplated hereby shall be made or issued without the prior consent of the other Party, which consent shall not be unreasonably withheld.

(c) Notwithstanding anything to the contrary, each Party (and each employee, representative, or other agent of each Party for so long as they remain an employee, representative or agent) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to each Party relating to such tax treatment and tax structure. The preceding sentence shall be effective immediately upon commencement of discussions between the Parties (whether such discussions commenced verbally, in writing, or otherwise) that are related to the terms of this Agreement

9. INDEMNIFICATION AND INDEMNIFICATION PROCEDURES
9.1 Indemnification.

Each Party ("Indemnifying Party") shall indemnify, defend and hold the other Party ("Indemnified Party") and its partners, shareholders, partners, directors, officers, employees and agents (including, but not limited to, Affiliates and contractors and their employees), harmless from and against all liabilities, damages, losses, penalties, claims, demands, suits and proceedings of any nature whatsoever suffered or incurred by such Indemnified Party arising out of the Indemnifying Party's gross negligence or willful misconduct (including, without limitation, any breach of this Agreement resulting from gross negligence or willful misconduct). In the event injury or damage results from the joint or concurrent grossly negligent or willful misconduct of the Parties, each Party shall be liable under this indemnification in proportion to its relative degree of fault. Such duty to indemnify shall not apply to any claims which arise or are first asserted more than two (2) years after the termination of this Agreement. Such indemnity shall not include or compensate for indirect, punitive, exemplary, incidental or consequential damages incurred by either Party.

9.2 Indemnification Procedures.

Each Indemnified Party shall promptly notify the Indemnifying Party of any claim in respect of which the Indemnified Party is entitled to be indemnified under this Section 9. Such notice shall be given as soon as is reasonably practicable after the Indemnified Party becomes aware of each claim; provided, however, that failure to give prompt notice shall not adversely affect any claim for indemnification hereunder except to the extent the Indemnifying Party's ability to contest any claim by any third party is materially adversely affected. The Indemnifying Party shall have the right, but not the obligation, at its expense, to contest, defend, litigate and settle, and to control the contest, defense, litigation and/or settlement of, any claim by any third party alleged or asserted against any Indemnified Party arising out of any matter in respect of which such Indemnified Party is entitled to be indemnified hereunder. The Indemnifying Party shall promptly notify such Indemnified Party of its intention to exercise such right set forth in the immediately preceding sentence and shall reimburse the Indemnified Party for the reasonable costs and expenses paid or incurred by it prior to the assumption of such contest, defense or litigation by the Indemnifying Party. The Indemnifying Party shall have the right to select legal counsel to defend a claim for which the Indemnified Party is seeking indemnification pursuant to this Section 9.2, subject to the consent of the Indemnified Party, which shall not be unreasonably delayed or withheld. If the Indemnifying Party exercises such right in accordance with the provisions of this Section 9 and any Indemnified Party notifies the Indemnifying Party that it desires to retain separate counsel in order to participate in or proceed independently with such contest, defense or litigation, such Indemnified Party may do so at its own expense. If the Indemnifying Party fails to exercise it rights set forth in the third sentence of this Section 9.2, then the Indemnifying Party will reimburse the Indemnified Party for its reasonable costs and expenses incurred in connection with the contest, defense or litigation of such claim. No Indemnified Party shall settle or compromise any claim in respect of which the Indemnified Party is entitled to be indemnified under this Section 9 without the prior written consent of the Indemnifying Party; provided, however, that such consent shall not be unreasonably withheld by the Indemnifying Party.

10. ASSIGNMENT
10.1 Prohibition on Assignment.

Except as provided in Section 10.2 hereof, this Agreement may not be assigned by either Party without the prior written consent of the other Party, which may not be unreasonably withheld. Any attempted or purported assignment of this Agreement that is not expressly permitted pursuant to Section 10.2 hereof, shall be null and void and shall have no effect on or with respect to the rights and obligations of the Parties hereunder.

10.2 Permitted Assignment.

(a) In addition to its rights set forth in Section 10.2(b) hereof, either Party shall have the right to assign all or any portion of its rights or obligations under this Agreement without the consent of the other Party, for collateral security purposes, to existing and any future lenders, including existing and any future lenders of partners or affiliates. In connection with the exercise of remedies under the security documents relating to such financing(s), the lender(s) or trustee(s) shall be entitled to assign this Agreement to any third-party transferee designated by such lender(s) or trustee(s).

(b) If either Party assigns this Agreement as provided in this Section 10.2, then such Party shall cause to be delivered to the other Party an assumption agreement (in form and substance reasonably satisfactory to the non-assigning Party) of all of the obligations of the assigning Party hereunder by such assignee.

(c) An assignment of this Agreement pursuant to this Section 10.2 shall not release or discharge the assignor from its obligations hereunder unless the assignee executes a written assumption agreement in accordance with Section 10.2(b) hereof.

11. NOTICES

Any notice or communication given pursuant hereto shall be in writing and (1) delivered personally (personally delivered notices shall be deemed given upon written acknowledgment of receipt after delivery to the address specified or upon refusal of receipt); (2) mailed by registered or certified mail, postage prepaid (mailed notices shall be deemed given on the actual date of delivery, as set forth in the return receipt, or upon refusal of receipt); (3) delivered by facsimile (notices by facsimile shall be deemed given at the time it is confirmed as delivered, but in any event no later than one (1) Business Day after dispatch) or (4) delivered in full by telecopy (telecopied notices shall be deemed given upon actual receipt), in either case addressed or telecopied as follows or to such other addresses or telecopy numbers as may hereafter be designed by either Party to the other in writing:

If to TEMI:	General correspondence:
Tractebel Energy Marketing, Inc. 1990 Post Oak Blvd Suite 1900 Houston, TX 77056 Attention: General Counsel Phone: 713-636-0000 Facsimile: 713-636-1800
Scheduling notices:
Tractebel Energy Marketing, Inc. 1990 Post Oak Blvd. Suite 1900 Houston, TX 77056 Attn: Manager, Real Time Desk Phone: 877-350-8420 Fax: 713-636-1894
If to NJEA

North Jersey Energy Associates, A Limited Partnership
c/o Northeast Energy, LP
c/o ESI Northeast Energy GP, Inc.
Its General Partner
700 Universe Blvd.
P.O. Box 14000
Juno Beach, FL 33408
Attention: Business Manager
Phone: 561-304-5107
Facsimile: 561-304-5161

12. WAIVER AND MODIFICATION
12.1 Modification or Waiver.

This Agreement may be amended and its provisions and the effects thereof waived only by a writing executed by the Parties, and no subsequent conduct of any Party or course of dealings between the Parties shall effect or be deemed to effect any such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver of or an acquiescence in or to such provision.

13. INTERPRETATION
13.1 Choice of Law.
Interpretation and performance of this Agreement shall be in accordance with, and shall be controlled by, the laws of the State of New Jersey (without regard to its principles of conflicts of law).
13.2 Headings.

Article and Section headings are for convenience only and shall not affect the interpretation of this Agreement. References to articles, sections and appendices, and schedules are, unless the context otherwise requires, references to articles, sections, appendices, and schedules of this Agreement. The words "hereof" and "hereunder" shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

14. COUNTERPARTS
Any number of counterparts of this Agreement may be executed, and each shall have the same force and effect as an original.
15. NO DUTY TO THIRD PARTIES

Except as provided in any consent to assignment as specified in the other provisions of this Agreement, nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person not a Party to this Agreement.

16. SEVERABILITY

If any term or provision of this Agreement or the interpretation or application of any term or provision to any prior circumstance is held to be unenforceable, illegal or invalid by a court or agency of competent jurisdiction, the remainder of this Agreement and the interpretation or application of all other terms or provisions to Persons or circumstances other than those which are unenforceable, illegal or invalid shall not be affected thereby, and each term and provision shall be valid and be enforced to the fullest extent permitted by law.

17. ENTIRE AGREEMENT

Upon the Effective Date, this Agreement, together with the agreements executed or delivered on the Effective Date in connection herewith, shall constitute the entire agreement and understanding between the Parties hereto and shall supersede all prior agreements and understandings relating to the subject matter hereof.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of TEMI and NJEA has caused this Agreement to be duly executed on its behalf as of the date first above written.
NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
By:	Northeast Energy, LP, its general partner
By:	ESI Northeast Energy GP, Inc., its administrative general partner
By:	NATHAN E. HANSON

Nathan E. Hanson Director

TRACTEBEL ENERGY MARKETING, INC.
By:	SAM HENRY

Sam Henry Executive Vice President